US Ecology Announces Fourth Quarter and Full Year 2011 Results

BOISE, ID -- (Marketwire - February 16, 2012) - US Ecology, Inc. (NASDAQ: ECOL)

Fourth Quarter 2011

  Record Operating Income of $10.4 Million
  Record Adjusted EBITDA of $15.3 Million
  Record Disposal Volumes of 398,000 tons

Full Year 2011

  Record Adjusted EBITDA of $49.8 Million
  Near Record Operating Income of $32.4 Million

US Ecology, Inc. (NASDAQ: ECOL) ("the Company") today reported financial results for the quarter and full year ended December 31, 2011.

Fourth Quarter 2011 Results
Net income for the fourth quarter of 2011 reached $6.7 million, or $0.37 per diluted share, compared to net income of $4.5 million, or $0.25 per diluted share, in the fourth quarter of 2010. Net income in the fourth quarter of 2011 included $908,000 pretax, non-cash gains on foreign currency translation. Excluding the non-cash foreign currency gains, adjusted earnings for the fourth quarter of 2011 was $0.34 per diluted share. Net income in the fourth quarter of 2010 also included pretax, non-cash gains along with pretax business development expenses. Excluding these items, fourth quarter 2010 adjusted earnings was $0.29 per diluted share. A reconciliation of net income to adjusted earnings per diluted share is attached as Exhibit A to this release.

Operating income for the fourth quarter of 2011 reached a record $10.4 million, up 46% from $7.1 million in the fourth quarter of 2010. Adjusted EBITDA (Defined in Exhibit A) of $15.3 million for the fourth quarter of 2011 also reached a new record, increasing 42% above the $10.8 million reported in the same period last year. A reconciliation of net income to adjusted EBITDA is attached as Exhibit A to this release.

Total revenue for the fourth quarter of 2011 increased 5% to $41.6 million, up from $39.5 million in the same quarter last year. This revenue increase was attributable to a 15% increase in treatment and disposal ("T&D") revenue partially offset by a 26% decline in transportation revenue. Stablex Canada Inc. ("Stablex"), which was acquired on October 31, 2010, contributed $8.3 million of total revenue in the fourth quarter of 2011, up from $5.7 million of total revenue in the fourth quarter of 2010. Excluding Stablex, total revenue during the fourth quarter of 2011 decreased 1%, T&D revenue increased 8% and transportation service revenue declined 30% over the same quarter last year.

The growth in T&D revenue during the fourth quarter of 2011 reflects strength in both Base Business (recurring waste streams) and Event Business (discrete cleanup projects) revenue. Base Business revenue increased 23% and Event Business revenue increased 12% in the fourth quarter of 2011 over the same quarter last year. Excluding Stablex, Base Business revenue increased 16% and Event Business increased 10% year over year. These increases reflect improved industrial and economic conditions compared with the same period last year.

Total quarterly volume disposed or processed at our Idaho, Nevada, Texas and Quebec waste facilities was a record 398,000 tons in the fourth quarter of 2011, up 63% from the 244,000 tons disposed or processed in the fourth quarter of 2010. Excluding Stablex, total volumes disposed at our U.S. hazardous waste facilities increased 62%. Average selling price ("ASP") for the fourth quarter 2011 decreased 30% as compared to fourth quarter 2010 due to increased shipments from a large, low ASP direct disposal job and general service mix.

For the fourth quarter of 2011, gross profit reached a record of $16.0 million, up 7% from $14.9 million in the fourth quarter of 2010. Total gross margin was 39% for the fourth quarter of 2011, up from 38% in the same quarter last year and even with the third quarter of 2011. T&D gross margin for the fourth quarter of 2011 was 46%, down from 50% in the fourth quarter of 2010 and even with the third quarter of 2011. The year-over-year decrease in T&D gross margin reflects larger contributions from our lower margin Stablex and Texas thermal recycling operations.

Selling, general and administrative ("SG&A") expense for the fourth quarter of 2011 was $5.6 million, or 14% of revenue, compared to $7.8 million, or 20% of revenue, in the same quarter last year. The $2.2 million decrease primarily reflects $2.0 million in Stablex acquisition costs and other business development activity in the fourth quarter of 2010.

The Company's effective income tax rate for the fourth quarter of 2011 was 39.4%, down from 48.3% in the fourth quarter of 2010. This decrease reflects business development costs in the fourth quarter of 2010 that were not deductible for income tax purposes.

At December 31, 2011, we had $4.3 million of cash on hand. Total borrowings on our lines of credit were $40.6 million, down from the $63.0 million at December 31, 2010. A total of $42.1 million is available for future borrowings.

"A record level of waste receipts drove T&D revenue, operating income and adjusted EBITDA to record levels in the quarter," commented Vice President and Chief Financial Officer Jeff Feeler. "This quarter demonstrates that a combination of high waste volume and favorable service mix amplifies the inherent operating leverage in the business driving operating income and EBITDA higher."

Full Year 2011 Results

Net income for 2011 reached $18.4 million, or $1.01 per diluted share, compared to $12.6 million, or $0.69 per diluted share, for 2010. Excluding a $0.04 per share non-cash foreign currency loss and $0.01 per share of business development expenses, adjusted earnings per diluted share for 2011 were up 39% to $1.06 from adjusted earnings per diluted share for 2010 of $0.76. In 2010 the company reported a $0.06 per share non-cash foreign currency gain and $0.13 per share of business development expenses. A reconciliation of net income to adjusted earnings per diluted share is attached as Exhibit A to this release.

Total revenue for the year ending December 31, 2011 reached $154.9 million, up 48% from $104.8 million for the year ended December 31, 2010. Excluding Stablex, 2011 total revenue was 19% higher than in 2010. T&D revenue reached $129.1 million, up 51% and transportation revenue was up 34% for the year. Disposal volumes surged to 1.1 million tons in 2011, up 52% from 2010 levels. Excluding Stablex, 2011 volume increased 31% over 2010.

Gross profit was $53.9 million for 2011, up from $39.0 million in 2010. Total gross margin was 35% for 2011 as compared with 37% in 2010. T&D gross margin for 2011 was 43% compared with 47% in 2010. This decline reflects the lower gross margins at our Stablex facility and year-over-year growth at our lower margin Texas thermal recycling operations.

SG&A expenses for 2011 were $21.5 million, or 14% of revenue, as compared to $18.6 million, or 18% of revenue, for the same period last year. This increase over 2010 was attributable the full year inclusion of Stablex, higher incentive based compensation and increased business activity in 2011.

Operating income for 2011 was $32.4 million, up 59% from $20.4 million for 2010.

Adjusted EBITDA for 2011 reached a record $49.8 million, 63% above the $30.6 million in 2010. A reconciliation of net income to Adjusted EBITDA is attached as Exhibit A to this release.

Our effective income tax rate for 2011 was 38.4%, down from 43.3% in the same period last year. This decrease reflects lower non tax deductible business development expenses and other non-deductible expenses in 2011 than 2010. The decrease is also partially attributable to favorable adjustments associated with our 2010 income tax filings.

"2011 was a pivotal year for US Ecology as we successfully executed on our strategic growth initiatives to drive disposal volume and revenue, both organically and through acquisition," stated President and Chief Executive Officer, Jim Baumgardner. "We also demonstrated our unequaled ability to handle surges in waste and drive incremental earnings to the bottom line. In addition, 2011 results were derived from a larger and more diverse service offering and asset base making us less dependent on large single projects," Baumgardner added. "By strengthening our market position as a trusted provider of environmental services we were able to post record adjusted EBITDA and have enhanced our ability to generate future profitability and increase shareholder value."

2012 Outlook

Based on strengthening market conditions, management is projecting 2012 adjusted EBITDA of between $50 and $53 million and earnings per diluted share to range between $1.07 and $1.17, excluding any foreign currency gains or losses.

Management expects North American economic and industrial market conditions to continue to improve in 2012. As a result, Base Business is expected to strengthen in line with national and regional industrial production increases. The Company exited 2011 with a healthy pipeline of Event Business opportunities and also projects increased private cleanup activity and commercial opportunities in 2012.

"While mindful of worldwide economic risks, we remain confident in our ability to continue to drive growth and increase profitability," said Baumgardner. "In 2011, in addition to outstanding operational execution, we benefited from our increased scale, geographic presence and service offering, which we will continue to leverage in 2012. We also remain committed to adding new assets and capabilities through acquisition in 2012."

Capital spending for 2012 is estimated to range from $18.5 to $19.5 million and includes approximately $1.4 million of 2011 carryover from projects not yet complete. Capital expenditures for 2012 will be devoted primarily to the construction of additional disposal space in Idaho and Québec, and building, replacing and maintaining equipment and infrastructure at our operating facilities. In 2011 the Company invested $10.1 million in capital projects.

Dividend

On January 3, 2012, the Company declared a quarterly dividend of $0.18 per common share for stockholders of record on January 13, 2012. The $3.3 million dividend was paid on January 20, 2012.

Conference Call

US Ecology, Inc. will hold an investor conference call on Thursday, February 16, 2012 at 10 a.m. Eastern Time (8:00 a.m. Mountain Time) to discuss these results and its current financial position and business outlook. Questions will be invited after management's presentation. Interested parties can join the conference call by dialing 866-700-6293 or 617-213-8835 and using the passcode 20083109. The conference call will also be broadcast live on our website at www.usecology.com. An audio replay will be available through February 23, 2012 by calling 888-286-8010 or 617-801-6888 and using the passcode 56656346. The replay will also be accessible on our website at www.usecology.com.

About US Ecology, Inc.

US Ecology, Inc., through its subsidiaries, provides radioactive, hazardous, PCB and non-hazardous industrial waste management and recycling services to commercial and government entities, such as refineries and chemical production facilities, manufacturers, electric utilities, steel mills, medical and academic institutions and waste brokers. Headquartered in Boise, Idaho, the Company is one of the oldest radioactive and hazardous waste services companies in the North America.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, beliefs and assumptions about the industry and markets in which US Ecology, Inc. and its subsidiaries operate. Because such statements include risks and uncertainties, actual results may differ materially from what is expressed herein and no assurance can be given that the Company will achieve its 2012 earnings estimates, successfully execute its growth strategy, increase market share, or declare or pay future dividends. For information on other factors that could cause actual results to differ materially from expectations, please refer to US Ecology, Inc.'s December 31, 2010 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. Many of the factors that will determine the Company's future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date such statements are made. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include a loss of a major customer or contract, compliance with and changes to applicable laws, rules, or regulations, access to cost effective transportation services, access to insurance, surety bonds and other financial assurances, loss of key personnel, lawsuits, labor disputes, adverse economic conditions, government funding or competitive pressures, incidents or adverse weather conditions that could limit or suspend specific operations, implementation of new technologies, market conditions, average selling prices for recycled materials, our ability to replace business from recently completed large projects, our ability to perform under required contracts, our ability to permit and contract for timely construction of new or expanded disposal cells, our willingness or ability to pay dividends and our ability to effectively close and integrate future acquisitions.

Investors should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose to them any material non-public information or other confidential commercial information. Accordingly, stockholders should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report. Furthermore, we have a policy against issuing or confirming financial forecasts or projections issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the responsibility of US Ecology, Inc.

                              US ECOLOGY, INC.
                     CONSOLIDATED STATEMENTS OF INCOME
                   (in thousands, except per share data)
                                (unaudited)

                               Three Months Ended      For the Year Ended
                                  December 31,            December 31,
                             ----------------------  ----------------------
                                2011        2010        2011        2010
                             ----------  ----------  ----------  ----------

Revenue                      $   41,567  $   39,480  $  154,917  $  104,836
Direct operating costs           18,933      15,152      73,758      45,391
Transportation costs              6,603       9,407      27,292      20,434
                             ----------  ----------  ----------  ----------

Gross profit                     16,031      14,921      53,867      39,011

Selling, general and
 administrative expenses          5,628       7,795      21,502      18,634
                             ----------  ----------  ----------  ----------
Operating income                 10,403       7,126      32,365      20,377

Other income (expense):
  Interest income                     5           4          26          51
  Interest expense                 (327)       (319)     (1,604)       (320)
  Foreign currency gain
   (loss)                           872       1,878      (1,321)      1,819
  Other                              96          80         341         259
                             ----------  ----------  ----------  ----------
    Total other income
     (expense)                      646       1,643      (2,558)      1,809

Income before income taxes       11,049       8,769      29,807      22,186
Income tax expense                4,350       4,236      11,437       9,602
                             ----------  ----------  ----------  ----------
Net income                   $    6,699  $    4,533  $   18,370  $   12,584
                             ==========  ==========  ==========  ==========

Earnings per share:
    Basic                    $     0.37  $     0.25  $     1.01  $     0.69
    Diluted                  $     0.37  $     0.25  $     1.01  $     0.69

Shares used in earnings per
 share calculation:
    Basic                        18,211      18,177      18,198      18,170
    Diluted                      18,237      18,197      18,223      18,189

Dividends paid per share     $     0.18  $     0.18  $     0.72  $     0.72
                             ==========  ==========  ==========  ==========

                              US ECOLOGY, INC.
                        CONSOLIDATED BALANCE SHEETS
                               (in thousands)
                                (unaudited)

                                       December 31, 2011  December 31, 2010
                                       -----------------  -----------------
Assets

Current Assets:
  Cash and cash equivalents            $           4,289  $           6,342
  Receivables, net                                29,818             33,553
  Prepaid expenses and other current
   assets                                          2,185              2,635
  Income tax receivable                              181                  -
  Deferred income taxes                              964                455
                                       -----------------  -----------------
    Total current assets                          37,437             42,985

Property and equipment, net                       99,975            105,822
Restricted cash                                    4,115              4,115
Intangible assets, net                            39,238             41,740
Goodwill                                          21,200             21,790
Other assets                                         623                897
                                       -----------------  -----------------
Total assets                           $         202,588  $         217,349
                                       =================  =================

Liabilities and Stockholders' Equity

Current Liabilities:
  Accounts payable                     $           4,669  $           5,033
  Deferred revenue                                 3,574              3,620
  Accrued liabilities                             10,569              8,188
  Accrued salaries and benefits                    5,382              4,051
  Income tax payable                               1,510              2,615
  Current portion of closure and post-
   closure obligations                             2,890                778
  Current portion of long-term debt                   71                  7
                                       -----------------  -----------------
    Total current liabilities                     28,665             24,292

Long-term closure and post-closure
 obligations                                      14,448             15,995
Reducing revolving line of credit                 40,500             63,000
Long-term capital lease obligations                    -                  3
Other long-term liabilities                          150                201
Unrecognized tax benefits                            454                  -
Deferred income taxes                             18,208             19,146
                                       -----------------  -----------------
  Total liabilities                              102,425            122,637

Contingencies and commitments

Stockholders' Equity
  Common stock                                       183                183
  Additional paid-in capital                      62,455             61,892
  Retained earnings                               39,197             33,940
  Accumulated other comprehensive
   income (loss)                                    (117)               676
  Treasury stock                                  (1,555)            (1,979)
                                       -----------------  -----------------
    Total stockholders' equity                   100,163             94,712
                                       -----------------  -----------------
Total liabilities and stockholders'
 equity                                $         202,588  $         217,349
                                       =================  =================

                              US ECOLOGY, INC.
                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                               (in thousands)
                                (unaudited)

                                            For the Year Ended December 31,
                                           --------------------------------
                                                 2011             2010
                                           ---------------  ---------------
Cash Flows From Operating Activities:
  Net income                               $        18,370  $        12,584
  Adjustments to reconcile net income to
   net cash provided by operating
   activities:
    Depreciation and amortization of
     property and equipment                         13,933            7,750
    Amortization of intangible assets                1,419              231
    Accretion of closure and post-closure
     obligations                                     1,292            1,137
    Unrealized foreign currency loss
     (gain)                                          1,324           (1,205)
    Deferred income taxes                           (1,095)            (286)
    Stock-based compensation expense                   837              988
    Unrecognized tax benefits                          454                -
    Net loss on sale of property and
     equipment                                         187              171
    Investment premium amortization                      -               20
    Accretion of interest income                         -               (2)
    Changes in assets and liabilities:
      Receivables, net                               3,593          (11,278)
      Income tax receivable                           (188)               -
      Other assets                                     715             (618)
      Accounts payable and accrued
       liabilities                                   2,880            1,702
      Deferred revenue                                 (21)             339
      Accrued salaries and benefits                  1,389            1,141
      Income tax payable                            (1,106)           2,413
      Closure and post-closure obligations            (792)            (158)
                                           ---------------  ---------------
        Net cash provided by operating
         activities                                 43,191           14,929

Cash Flows From Investing Activities:
  Purchases of property and equipment              (10,096)         (14,190)
  Proceeds from sale of property and
   equipment                                            98               58
  Business acquisition (net of cash
   acquired)                                             -          (77,427)
  Purchases of short-term investments                    -           (4,998)
  Maturities of short-term investments                   -            6,375
  Restricted cash, net                                   -              685
                                           ---------------  ---------------
        Net cash used in investing
         activities                                 (9,998)         (89,497)

Cash Flows From Financing Activities:
  Proceeds from reducing revolving line of
   credit                                           16,900           63,000
  Payments on reducing revolving line of
   credit                                          (39,400)               -
  Dividends paid                                   (13,113)         (13,090)
  Deferred financing costs paid                          -             (373)
  Other                                                449               45
                                           ---------------  ---------------
        Net cash used in financing
         activities                                (35,164)          49,582

Effect of foreign exchange rate changes on
 cash                                                  (82)             (19)

Decrease in cash and cash equivalents               (2,053)         (25,005)

Cash and cash equivalents at beginning of
 year                                                6,342           31,347
                                           ---------------  ---------------

Cash and cash equivalents at end of year   $         4,289  $         6,342
                                           ===============  ===============

EXHIBIT A
Non-GAAP Results and Reconciliation

US Ecology reports adjusted EBITDA and adjusted earnings per diluted share results, which are non-GAAP financial measures, as a complement to results provided in accordance with generally accepted accounting principles in the United States (GAAP) and believes that such information provides analysts, shareholders, and other users information to better understand the Company's operating performance. Because adjusted EBITDA and adjusted earnings per diluted share are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations they may not be comparable to similar measures used by other companies. Items excluded from adjusted EBITDA and adjusted earnings per diluted share are significant components in understanding and assessing financial performance.

Adjusted EBITDA and adjusted earnings per diluted share should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, or other financial statement data presented in the consolidated financial statements.

Adjusted EBITDA
The Company defines Adjusted EBITDA as net income before interest, taxes, foreign currency gain/loss, other income/expense, depreciation, amortization, stock based compensation and accretion of closure and post closure liabilities. The following reconciliation itemizes the differences between reported net income and Adjusted EBITDA for the three months and the year ended December 31, 2011 and 2010:

                               Three Months Ended      For the Year Ended
(in thousands)                    December 31,            December 31,
                             ----------------------  ----------------------
                                2011        2010        2011        2010
                             ----------  ----------  ----------  ----------

Net Income                   $    6,699  $    4,533  $   18,370  $   12,584
Income tax expense                4,350       4,236      11,437       9,602
Interest expense                    327         319       1,604         320
Interest income                      (5)         (4)        (26)        (51)
Foreign currency (gain) loss       (872)     (1,878)      1,321      (1,819)
Other income                        (96)        (80)       (341)       (259)
Depreciation and
 amortization of plant and
 equipment                        4,022       2,739      13,933       7,750
Amortization of intangibles         343         231       1,419         231
Stock-based compensation            215         199         837         988
Accretion and non-cash
 adjustments of closure &
 post-closure liabilities           325         457       1,295       1,288

                             ----------  ----------  ----------  ----------
Adjusted EBITDA              $   15,308  $   10,752  $   49,849  $   30,634
                             ==========  ==========  ==========  ==========

EXHIBIT A
Non-GAAP Results and Reconciliation, continued

Adjusted Earnings Per Diluted Share
The Company defines adjusted earnings per diluted share as net income plus the after tax impact of non-cash, non-operational foreign currency gains or losses ("Foreign Currency Gain/Loss") plus the after tax impact of business development cost divided by the diluted shares used in the earnings per share calculation. The Foreign Currency Gain/Loss excluded from the earnings per diluted share calculation are related to intercompany loans between our Canadian subsidiary and the U.S. parent which have been established as part of our tax and treasury management strategy. These intercompany loans are payable in CAD requiring us to revalue the outstanding loan balance through our consolidated income statement based on the CAD/USD currency movements from period to period. We believe excluding the currency movements for these intercompany financial instruments provides meaningful information to investors regarding the operational and financial performance of the Company.

Business development costs relate to expenses incurred to evaluate businesses for potential acquisition or costs related to closing and integrating successfully acquired businesses. Business development costs in both 2011 and 2010 primarily relate to the acquisition of Stablex that was acquired on October 31, 2010. We believe excluding these business development costs provides meaningful information to investors regarding the operational and financial performance of the Company.

The following reconciliation itemizes the differences between reported net income and earnings per diluted share to adjusted net income and adjusted earnings per diluted share for the three months and year ended December 31, 2011 and 2010:

(in thousands,
 except per           Three Months Ended            For the Year Ended
 share data)             December 31,                  December 31,
                ----------------------------- -----------------------------
                     2011           2010           2011           2010
                -------------- -------------- -------------- --------------

                           per            per            per            per
                         share          share          share          share
Net income /
 earnings per
 diluted share  $ 6,699 $ 0.37 $ 4,533 $ 0.25 $18,370 $ 1.01 $12,584 $ 0.69

Business
 development
 costs, net of
 tax                  -      -   1,856   0.10     193   0.01   2,346   0.13
Non-cash
 foreign
 currency
 (gain) loss,
 net of tax        (568) (0.03) (1,159) (0.06)    846   0.04  (1,159) (0.06)
                ------- ------ ------- ------ ------- ------ ------- ------

Adjusted net
 income /
 adjusted
 earnings per
 diluted share  $ 6,131 $ 0.34 $ 5,230 $ 0.29 $19,409 $ 1.06 $13,771 $ 0.76
                ======= ====== ======= ====== ======= ====== ======= ======

Shares used in
 earnings per
 diluted share
 calculation     18,237         18,197         18,223         18,189
                =======        =======        =======        =======

Contact:
Alison Ziegler
Cameron Associates
(212) 554-5469
alison@cameronassoc.com
www.usecology.com